Exhibit 99.1

NEWS

For Release     Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.3228



                    Conseco Files to Formally Extend Due Date
                   for Annual Report on Form 10-K to March 17
               and Reschedules Earnings Release and Investor Call

Carmel, Ind., March 4, 2008 - In a filing with the SEC yesterday, Conseco, Inc. (NYSE:CNO), formally extended the due date of its Annual Report on Form 10-K to March 17, 2008. In the Form 12b-25 filing, the Company said it has not yet finalized its December 31, 2007 financial statements and is completing several items, including its analysis to determine the possible need to increase the deferred income tax asset valuation allowance. Conseco estimated that its net income (loss) for the three months ended December 31, 2007 will be approximately breakeven, including estimated net realized investment losses (after related amortization and taxes) of $25 million, but before any adjustments which may result from finalizing the incomplete items.

The Company also reported in its Form 12b-25 filing that it has been consulting with the staff of the SEC's Office of the Chief Accountant (the "SEC Staff") regarding its accounting policy for long-term care premium rate increases as described in the Summary of Significant Accounting Policies in its 2006 Form 10-K. On February 28, 2008, the SEC Staff informed Conseco of their view that the use of a method which prospectively changes reserve assumptions for long-term care policies based solely on changes in premium rates is not consistent with the guidance of Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises." The Company is continuing to evaluate the SEC Staff's view and has reflected the estimated effect in the estimated net income (loss) provided above.

As a result of these developments, the Company will report results for the fourth quarter of 2007 before the market opens on Monday, March 17 and will host its quarterly call with investors at 1:00pm EDT that day. Both events have been delayed from dates the Company announced in a press release on Feb. 25, 2008.






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                                                                    Conseco (2)
                                                                  March 4, 2008

About Conseco
Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.



Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (ii) mortality, morbidity, usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (iii) changes in our assumptions related to the cost of policies produced or the value of policies inforce at the Effective Date; (iv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (v) performance of our investments; (vi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (vii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (viii) our ability to remediate the material weakness in internal controls over the actuarial reporting process that we identified at year-end 2006 and to maintain effective controls over financial reporting; (ix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (x) our ability to achieve an upgrade of the financial strength ratings of our insurance company subsidiaries as well as the potential impact of rating downgrades on our business; (xi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xiii) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the returns on and the market value of our investments, and the lapse rate and profitability of policies; and (xiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.



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